Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces Registered Direct Offering of Common Stock

Houston, Texas – May 7, 2012, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today that it has entered into a definitive agreement with institutional investors to sell 31,000,000 shares of its common stock at a negotiated price per share of $15.10. The offering is expected to close and settle on May 10, 2012. The Company intends to use the net proceeds from the offering of approximately $467.9 million to invest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) in exchange for equity securities anticipated to be issued in connection with the financing of Cheniere Partners’ proposed Sabine Pass liquefaction project.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has been filed with the U.S. Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A copy of the base prospectus and prospectus supplement can be obtained at the Securities and Exchange Commission’s website http://www.sec.gov or via written request to Cheniere Energy, Inc. at 700 Milam Street, Suite 800, Houston, TX, 77002, Attention Investor Relations.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Contacts:

Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280

Media: Diane Haggard: 713-375-5259